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[AGRILINK FOODS LOGO]


                                                                   Exhibit 99.1


                                                                  NEWS RELEASE
                                                                  Contact:
                                                                  Bea Slizewski
                                                                  Agrilink Foods
                                                                  585-264-3189

PRO-FAC AND AGRILINK ANNOUNCE NON-CASH GOODWILL IMPAIRMENT FOR 2002

     ROCHESTER, NY, June 21, 2002... Pro-Fac Cooperative, Inc. (Pro-Fac) (Nasdaq: PFACP), and its wholly-owned subsidiary, Agrilink Foods, Inc., announced today that they each expect to record a non-cash goodwill impairment charge in their financial statements for the year ending June 29, 2002. The charge, which will be a reduction in the carrying amount of goodwill, reflects application of the FAS 142 accounting rule, and is expected to be approximately $105million.

     While the charge described above could have the effect of triggering a default under the terms of existing credit facilities, Agrilink will seek a waiver from its lenders and expects that the charge will have no adverse impact upon its operations or the continuing availability of credit under its facilities.

     In a separate announcement today, Pro-Fac, Agrilink and Vestar Capital Partners announced the signing of a definitive agreement providing for a $175 million equity investment in Agrilink.

     Pro-Fac Cooperative, Inc. is a grower cooperative consisting of more than 500 members who provide fruits and vegetables that are processed at facilities across the country. These commodities are marketed as branded, private label and foodservice products, primarily through its wholly-owned subsidiary Agrilink.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act of 1933, as amended. This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' and Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Agrilink Foods and Pro-Fac Cooperative with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

NOTE: In conjunction with this release, Agrilink will hold an investor call at a yet-undetermined time. When scheduled, the date and time will be published on the Agrilink website http://www.agrilinkfoods.com On that date, you may listen to the live call by going to Agrilink Foods' website: or http://www.prnewswire.com. at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the call.


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